Exhibit 99.1

Contacts:	Lisa Gibbons (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494

Kraft Reports Strong Revenue Growth in 2007; Enters 2008 with Good Momentum

•	2007 net revenues up 8.4%; organic net revenues[1] grew 5.1%, above guidance.

•	2007 diluted EPS $1.62, down 12.4%; $1.82 excluding items,[1] in line with guidance.

•	Fourth-quarter net revenues increased 10.9%; organic net revenues grew 6.2%.

•	Fourth-quarter diluted EPS $0.38; $0.44 excluding items.

•	2008 guidance of at least 4% organic revenue growth and at least $1.56 diluted EPS, or $1.90 excluding $0.34 cents of restructuring costs.

NORTHFIELD, Ill. – January 30, 2008 – Kraft Foods Inc. (NYSE: KFT) today reported fourth-quarter and full-year 2007 results that reflect accelerated revenue growth in the first year of its three-year transformation plan. Volume growth improved as the year progressed due to the company’s investments in quality, innovation and brand building. However, volume and pricing gains were not able to fully offset significantly higher input costs, primarily dairy, and the company’s investments, resulting in earnings declines for fourth quarter and full year.

“We are off to an excellent start in our efforts to return Kraft to reliable growth,” said Irene Rosenfeld, Chairman and Chief Executive Officer. “We’ve shown that our investments in product quality, marketing and innovation lead to accelerated volume growth, better product mix and improved market share trends. At the same time, we’ve significantly reduced our cost structure and strengthened our portfolio with the acquisition of Danone’s global biscuit business and the announcement to exit the Post cereal business. While we face an unprecedented input cost environment, we enter 2008 with good momentum and remain confident that we will deliver reliable growth over the long term.”

Fourth-quarter 2007 net revenues increased 10.9% to $10.4 billion with a favorable 5.3 percentage point impact from currency and an unfavorable 0.6 percentage point impact from divestitures. Excluding these items, organic net revenues grew 6.2%. Investments in product quality, new products and marketing contributed to volume gains of 2.7 percentage points and favorable product mix of 1.5 percentage points, despite higher pricing which contributed 2.0 percentage points to organic revenue growth.

[1]	Please see discussion of Non-GAAP Financial Measures on page 7 of this release.

Reported operating income in the quarter increased 6.9% from the prior year to $1.0 billion. Operating income excluding items1 declined 10.9% versus the prior year and operating income margin excluding items1 decreased to 11.4% in fourth quarter 2007 from 14.2% in fourth quarter 2006. The benefits of strong revenue growth and cost savings were more than offset by significantly higher input costs, primarily dairy, as well as investments in product quality and new products.

Fourth-quarter 2007 diluted earnings per share were $0.38, flat versus 2006. Full-year 2007 diluted earnings per share were $1.62, down 12.4% from $1.85 in 2006 primarily due to the absence of a $0.24 one-time gain from the favorable resolution of the Altria Group, Inc. 1996-1999 IRS Tax Audit in 2006. During the quarter, the company incurred $0.07 per diluted share in asset impairment, exit, implementation and other costs.

Items Affecting Diluted EPS Comparability

	Fourth Quarter					Full Year
	2007		2006		Growth (%)	2007	2006	Growth (%)
Reported Diluted EPS	$0.38		$0.38		—	$1.62	$1.85	(12.4)%
Asset Impairment, Exit, Implementation and Other Costs	0.07		0.20			0.23	0.44
(Gain) on United Biscuits Redemption							(0.09)
(Gains)/Losses on Divestitures			(0.06)				(0.02)
(Favorable) resolution of the Altria Group, Inc. 1996-1999 IRS Tax Audit							(0.24)
Interest on Altria Tax Reserve						(0.03)

Diluted EPS excluding above items	$0.44	*	$0.51	*	(13.7)%	$1.82	$1.94	(6.2)%

*	Does not add due to rounding

Fourth-quarter diluted earnings per share excluding items declined 13.7% to $0.44 in 2007 mainly due to the decline in operating income. Diluted earnings per share excluding items also included a $0.02 contribution from lower shares outstanding and a $0.04 negative impact from higher interest expense related to the previously announced Danone biscuit acquisition and the company’s share repurchase plan.

[1]	Please see discussion of Non-GAAP Financial Measures on page 7 of this release.

Kraft’s reported tax rate in fourth quarter 2007 was 28.1%. The company’s effective tax rate excluding items1 was 28.4% for the quarter compared to 29.8% in fourth quarter 2006, reflecting lower foreign tax expense including the impact of various foreign tax law changes.

During the fourth quarter, the company repurchased 14.8 million of its shares at a total cost of $500 million, or an average price of $33.79 per share. As of December 31, 2007, $3.5 billion had been spent under the company’s $5.0 billion share repurchase plan.

Discussion of Results by Segment

	Fourth Quarter (% growth)
	Net Revenues	Organic Net Revenues	Operating Income	Operating Income Excluding Items
Total Kraft	10.9%	6.2%	6.9%	(10.9)%

North America	6.0	5.4	(11.1)	(10.2)
Beverages	5.2	6.7	100.0+	100.0
Cheese & Foodservice	10.1	8.4	(55.7)	(53.5)
Convenient Meals	6.7	6.8	(51.2)	14.8
Grocery	(2.0)	(3.5)	(32.2)	(12.4)
Snacks & Cereals	5.2	4.7	62.0	8.4

European Union	18.2	4.4	100.0+	0.4

Developing Markets[2]	21.5	12.4	(22.4)	(19.5)

North America Beverages organic net revenues grew 6.7% driven by volume gains and favorable product mix from better-for-you and premium offerings. Powdered beverages revenue grew double-digits due to the continued success of the powdered beverage stick platform and the recent introduction of Crystal Light functional beverages. Ready-to-drink beverage growth was driven by the continued success of Capri Sun beverages with antioxidants. Growth in coffee was led by continued gains in premium brands such as Starbucks and the expansion of the Tassimo hot beverage system, with improved trends in Maxwell House mainstream coffee from the recent rollout of product quality upgrades. Operating income excluding items doubled as strong volume and mix, lower overhead spending, and a more targeted strategy for the Tassimo system more than offset higher input costs, primarily coffee.

[1]	Please see discussion of Non-GAAP Financial Measures on page 7 of this release.
[2]

The Developing Markets segment includes results of the Eastern Europe, Middle East & Africa (EEMA), Latin America and Asia Pacific regions. This segment was formerly called Developing Markets, Oceania & North Asia.

North America Cheese & Foodservice organic net revenues grew 8.4% reflecting significant price increases and volume growth partially offset by unfavorable product mix. Innovations such as LiveActive snacking and cottage cheeses, Singles Select cheese slices, and Philadelphia ready-to-eat cheesecake contributed to volume growth, which was partially offset by weak market shares. Operating income excluding items declined 53.5% as the contribution from pricing and volume growth was more than offset by record high input costs, including a more than 40% increase in dairy costs.

North America Convenient Meals organic net revenues grew 6.8% driven by strong volume growth from base business as well as new products, favorable product mix and selective price increases. Volume gains and favorable product mix were seen across all key businesses. Quality improvements and the continued success of Kraft Easy Mac cups led to double-digit gains in macaroni and cheese. The continued success of other new product platforms like Oscar Mayer Deli Fresh meats, Oscar Mayer Deli Creations sandwiches, and DiGiorno Ultimate and California Pizza Kitchen premium pizzas were also key growth drivers in the quarter. Operating income excluding items increased 14.8% as strong revenue growth, manufacturing savings, and lower overhead costs more than offset higher commodity costs.

North America Grocery organic net revenues declined 3.5% as price increases and growth in better-for-you snacks, such as Jell-O sugar-free ready-to-eat pudding, were more than offset by volume weakness in salad dressings and unfavorable product mix. Operating income excluding items declined 12.4% as a result of lower volumes coupled with higher input costs and investments to reverse long-standing declines in salad dressings.

North America Snacks & Cereals organic net revenues grew 4.7% primarily due to volume gains and favorable product mix. Biscuit growth was driven by key new product platforms, including Nabisco 100 Calorie Packs, Toasted Chips and the recent introduction of Oreo Cakesters snack cakes. Double-digit growth in bars, led by the Nabisco 100 Calorie Pack and Back to Nature brands, also contributed to volume growth in the quarter. Post cereal continued its solid performance driven by Honey Bunches of Oats adult cereal and the kids’ cereal portfolio, while the Planters salted snacks business also contributed to revenue growth in the quarter behind new marketing initiatives. Operating income excluding items increased 8.4% as the benefits of volume gains and productivity more than offset higher input costs, increased marketing investment, and the absence of income from divested operations.

European Union organic net revenues grew 4.4% from solid growth in chocolate, coffee and cheese. New product activity and successful promotions under core chocolate brands Milka, Toblerone and Côte d’Or, drove higher volume and favorable product mix. Gains in coffee were driven by successful marketing programs and new offerings under Jacobs brand and the Tassimo hot beverage system. Operating income excluding items was essentially flat as the combination of volume growth, improved product mix, favorable currency, and a more targeted strategy for the Tassimo system were offset by increased investments in promotion as well as higher input costs, particularly dairy.

Developing Markets organic net revenues grew 12.4% driven by solid gains in pricing, product mix and volume. Core brands, including Jacobs coffee, Oreo biscuits, Tang powdered beverages, and Lacta chocolate, continue to grow behind focused investment. In Eastern Europe, Middle East & Africa, investments in marketing drove strong growth in coffee and chocolate, particularly in Russia. Latin American growth reflected double-digit gains in Venezuela and Argentina. Asia Pacific revenues grew due to strength in Oreo cookies and Kraft cheese. Operating income excluding items decreased 19.5% as the benefits of strong organic net revenue growth and favorable currency were more than offset by higher input costs and investments in marketing, selling and distribution.

2008 Outlook

In anticipation of higher pricing, favorable product mix and improved market share in 2008, Kraft has raised its outlook for organic net revenue growth to at least 4%, up from a previous expectation of 3%-4%. Consistent with prior guidance, operating income excluding items is expected to grow faster than revenue.

2008 fully diluted EPS are expected to be at least $1.56 per share, or $1.90 excluding $0.34 per diluted share in costs related to the final year of the company’s restructuring program. The full-year effective tax rate excluding items is expected to average 33.5%, up from 31.2% in 2007; resulting in a negative $0.06 impact to diluted EPS versus 2007.

Guidance also reflects the company’s expectation for greater savings at a lower cost from its restructuring program. Cumulative annualized savings will reach approximately $1.2 billion, of which $1.0 billion will be realized by the end of 2008. Additionally, total costs for the full program are expected to be $2.8 billion, down from a previous expectation of $3.0 billion as a result of program changes and better execution of several initiatives.

Since the inception of its cost restructuring program in 2004, the company has incurred total costs of $2.1 billion. This program will be completed in 2008, although the full annualized impact of savings will be realized thereafter. The updated components of the 2004 restructuring program are as follows:

($ millions)	Program through 2007	2008	Annual Savings & Total Costs	Cash Portion
Cumulative Savings	$785	$1,000	$1,200	$1,100
Total Program Costs	$2,070	$730	$2,800	$1,700

All guidance reflects the inclusion of the Danone biscuit business as of January 1, 2008 but does not include the impact from the company’s recent agreement to merge its Post cereals business into Ralcorp Holdings, Inc. The company continues to expect to close the transaction with Ralcorp in mid-2008.

*    *    *

Kraft Foods will host a conference call for investors with accompanying slides to review its results at 8 a.m. EST on January 30, 2007. Access to a live audio webcast with accompanying slides is available at www.kraft.com and a replay of the event will be available on the company’s web site.

Kraft Foods (NYSE: KFT) is one of the world’s largest food and beverage companies, with 2007 revenues of more than $37 billion. For more than 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in more than 150 countries, including nine brands with revenues exceeding $1 billion: Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House coffee; Nabisco cookies and crackers and its Oreo brand; Jacobs coffees, Milka chocolates and LU biscuits. Kraft is a fully independent company and is listed in the Standard & Poor’s 100 and 500 indexes. The company is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index. For more information, visit the company’s website at www.kraft.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding our 2008 guidance, in particular, expected organic revenue growth and diluted EPS; that we enter 2008 with good momentum; that we remain confident that we will deliver reliable growth over the long term; and our 2008 outlook, including our expectation that operating income excluding items will grow faster than organic revenue; our full-year effective tax rate; and with regard to our restructuring program, our expectation for greater savings at a lower cost, the amount and timing of cumulative savings, total costs for the full program and our expectation that our program will be completed in 2008, but the full annualized savings will be realized thereafter; and our expectation to close the merger of our Post cereals business into Ralcorp in mid-2008. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, continued higher input costs, pricing actions, increased competition, our ability to differentiate our products from private label products, increased costs of sales, our ability to realize the expected cost savings and spending from our planned restructuring program, unexpected safety or manufacturing issues, FDA or other regulatory actions or delays, unanticipated expenses such as litigation or legal settlement expenses, our inability to successfully integrate the Danone biscuit business, our failure to consummate the Post merger, a shift in our product mix to lower margin offerings, risks from operating internationally, and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release.

Non-GAAP Financial Measures

The company reports its financial results in accordance with generally accepted accounting principles (GAAP). The company is presenting various operating results, such as operating income, operating income margin, effective tax rate, net earnings and diluted EPS on both a reported basis and on a basis excluding items that affect comparability of results. When the company uses operating results, such as operating income, operating income margin, effective tax rate, net earnings and diluted EPS, excluding items, they are considered non-GAAP financial measures. The term “items” includes asset impairment, exit and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets, gains and losses on the sales of businesses, interest from tax reserve transfers from Altria Group, Inc., the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006, and other one-time costs related to the company’s European Union segment reorganization.

Management believes that certain non-GAAP financial measures and corresponding ratios provide additional meaningful comparisons between current results and results in prior operating periods. More specifically, management believes these non-GAAP financial measures reflect fundamental business performance because they exclude certain items that affect comparability of results.

The company’s top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results.

See the attached schedules for supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the years ended December 31, 2007, and December 31, 2006 and quarters ended December 31, 2007, and December 31, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use. A reconciliation of all non-GAAP measures to the nearest comparable GAAP used in this earnings release can be found on the company’s website, www.kraft.com.

#    #    #

Schedule 1

Kraft Foods Inc.

Condensed Statements of Earnings

For the Quarters Ended December 31,

(in millions, except per share data) (Unaudited)

	As Reported (GAAP) [1]			Excluding Items (Non-GAAP) [1]
	2007	2006	% Change	2007	2006	% Change
Net revenues	$10,396	$9,371	10.9%	$10,396	$9,371	10.9%
Cost of sales	7,176	6,071	(18.2)%	7,156	6,059	(18.1)%
Gross profit	3,220	3,300	(2.4)%	3,240	3,312	(2.2)%
Marketing, administration & research costs	2,000	1,950	(2.6)%	1,981	1,920	(3.2)%
Asset impairment and exit costs	104	449	76.8%	—	—	—
(Gains) / losses on divestitures, net	5	(131)	(100.0+ )%	—	—	—
Amortization of intangibles	4	1	(100.0+ )%	4	1	(100.0+ )%
General corporate expenses	67	58	(15.5)%	67	58	(15.5)%
Operating income	1,040	973	6.9%	1,188	1,333	(10.9)%
Interest & other debt expense, net	226	133	(69.9)%	226	133	(69.9)%
Earnings before income taxes	814	840	(3.1)%	962	1,200	(19.8)%
Provision for income taxes	229	216	(6.0)%	273	358	23.7%
Effective tax rate	28.1%	25.7%		28.4%	29.8%
Net earnings	$585	$624	(6.3)%	$689	$842	(18.2)%

Earnings per share:
Basic	$0.38	$0.38	—	$0.45	$0.52	(13.5)%
Diluted	$0.38	$0.38	—	$0.44	$0.51	(13.7)%

Average shares outstanding:
Basic	1,532	1,630		1,532	1,630
Diluted	1,552	1,642		1,552	1,642

Gross margin	31.0%	35.2%		31.2%	35.3%
Operating income margin	10.0%	10.4%		11.4%	14.2%

[1]	Reconciliation of GAAP to Non-GAAP Condensed Statement of Earnings is available at www.kraft.com.

Schedule 2

Kraft Foods Inc.

Reconciliation of GAAP and Non-GAAP Information

Net Revenues

For the Quarters Ended December 31,

($ in millions) (Unaudited)

					% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Currency	Organic (Non- GAAP)	As Reported (GAAP)	Organic (Non- GAAP)	Volume	Mix	Price
2007 Reconciliation

Beverages	$782	$(4)	$(9)	$769	5.2%	6.7%	3.5pp	3.1pp	0.1pp
Cheese & Foodservice	1,837	(2)	(35)	1,800	10.1%	8.4%	0.9	(0.4)	7.9
Convenient Meals	1,266	—	(7)	1,259	6.7%	6.8%	4.8	1.5	0.5
Grocery	698	—	(11)	687	(2.0)%	(3.5)%	(2.2)	(1.7)	0.4
Snacks & Cereals	1,714	—	(23)	1,691	5.2%	4.7%	4.2	0.4	0.1

North America	$6,297	$(6)	$(85)	$6,206	6.0%	5.4%	2.3	0.7	2.4

European Union	2,508	—	(293)	2,215	18.2%	4.4%	3.8	1.6	(1.0)
Developing Markets	1,591	—	(118)	1,473	21.5%	12.4%	3.1	4.3	5.0

Kraft Foods	$10,396	$(6)	$(496)	$9,894	10.9%	6.2%	2.7pp	1.5pp	2.0pp

2006 Reconciliation

Beverages	$743	$(22)	$0	$721
Cheese & Foodservice	1,668	(7)	—	1,661
Convenient Meals	1,187	(8)	—	1,179
Grocery	712	—	—	712
Snacks & Cereals	1,629	(14)	—	1,615

North America	$5,939	$(51)	$0	$5,888

European Union	2,122	—	—	2,122
Developing Markets	1,310	—	—	1,310

Kraft Foods	$9,371	$(51)	$0	$9,320

Schedule 3

Kraft Foods Inc.

Reconciliation of GAAP and Non-GAAP Information

Operating Income

For the Quarters Ended December 31,

($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non- GAAP)	As Reported (GAAP)	Excluding Items (Non- GAAP)
2007 Reconciliation

Beverages	$68	$7	$0	$5	80	100.0+ %	100.0%
Cheese & Foodservice	120	13	—	—	133	(55.7)%	(53.5)%
Convenient Meals	169	9	—	—	178	(51.2)%	14.8%
Grocery	166	53	—	—	219	(32.2)%	(12.4)%
Snacks & Cereals	264	7	—	—	271	62.0%	8.4%

North America	$787	$89	$0	$5	881	(11.1)%	(10.2)%

European Union	199	29	10	—	238	100.0+ %	0.4%
Developing Markets	125	15	—	—	140	(22.4)%	(19.5)%
Corporate Items	(71)	—	—	—	(71)	(20.3)%	(20.3)%

Kraft Foods Operating Income	$1,040	$133	$10	$5	1,188	6.9%	(10.9)%

2006 Reconciliation

Beverages	$(140)	$10	$75	$95	40
Cheese & Foodservice	271	15	—	—	286
Convenient Meals	346	35	—	(226)	155
Grocery	245	5	—	—	250
Snacks & Cereals	163	18	69	—	250

North America	$885	$83	$144	($131)	981

European Union	(14)	81	170	—	237
Developing Markets	161	13	—	—	174
Corporate Items	(59)	—	—	—	(59)

Kraft Foods Operating Income	$973	$177	$314	($131)	1,333

Schedule 4

Kraft Foods Inc.

Condensed Statements of Earnings

For the Twelve Months Ended December 31,

(in millions, except per share data) (Unaudited)

	As Reported (GAAP) [1]			Excluding Items (Non-GAAP) [1]
	2007	2006	% Change	2007	2006	% Change
Net revenues	$37,241	$34,356	8.4%	$37,241	$34,356	8.4%
Cost of sales	24,651	21,940	(12.4)%	24,584	21,915	(12.2)%
Gross profit	12,590	12,416	1.4%	12,657	12,441	1.7%
Marketing, administration & research costs	7,603	7,065	(7.6)%	7,533	6,995	(7.7)%
Asset impairment and exit costs	452	1,002	54.9%	—	—	—
Gain on redemption of United Biscuits investment	—	(251)	(100.0)%	—	—	—
(Gains) / losses on divestitures, net	(15)	(117)	(87.2)%	—	—	—
Amortization of intangibles	13	7	(85.7)%	13	7	(85.7)%
General corporate expenses	206	189	(9.0)%	206	189	(9.0)%
Operating income	4,331	4,521	(4.2)%	4,905	5,250	(6.6)%
Interest & other debt expense, net	604	510	(18.4)%	681	556	(22.5)%
Earnings before income taxes	3,727	4,011	(7.1)%	4,224	4,694	(10.0)%
Provision for income taxes	1,137	951	(19.6)%	1,318	1,490	11.5%
Effective tax rate	30.5%	23.7%		31.2%	31.7%
Net earnings	$2,590	$3,060	(15.4)%	$2,906	$3,204	(9.3)%

Earnings per share [2]:
Basic	$1.64	$1.86	(11.8)%	$1.85	$1.95	(5.1)%
Diluted	$1.62	$1.85	(12.4)%	$1.82	$1.94	(6.2)%

Average shares outstanding:
Basic	1,575	1,643		1,575	1,643
Diluted	1,594	1,655		1,594	1,655

Gross margin	33.8%	36.1%		34.0%	36.2%
Operating income margin	11.6%	13.2%		13.2%	15.3%

[1]	Reconciliation of GAAP to Non-GAAP Condensed Statement of Earnings is available at www.kraft.com.
[2]	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 5

Kraft Foods Inc.

Reconciliation of GAAP and Non-GAAP Information

Net Revenues

For the Twelve Months Ended December 31,

($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Currency	Organic (Non- GAAP)	As Reported (GAAP)	Organic (Non- GAAP)	Volume	Mix	Price
2007 Reconciliation

Beverages	$3,235	$(72)	$0	$(12)	$3,151	4.8%	5.9%	2.1pp	2.9pp	0.9pp
Cheese & Foodservice	6,382	(15)	—	(47)	6,320	5.0%	4.6%	(0.8)	0.2	5.2
Convenient Meals	5,097	—	—	(11)	5,086	4.8%	6.2%	2.5	2.7	1.0
Grocery	2,699	—	—	(16)	2,683	(1.2)%	(1.5)%	(1.8)	(0.8)	1.1
Snacks & Cereals	6,526	(9)	—	(31)	6,486	2.6%	4.3%	2.3	2.0	0.0

North America	$23,939	$(96)	$0	$(117)	$23,726	3.6%	4.3%	0.9	1.6	1.8

European Union	7,954	—	(337)	(703)	6,914	19.2%	3.6%	3.4	1.9	(1.7)
Developing Markets	5,348	—	(7)	(250)	5,091	17.1%	11.5%	4.0	2.4	5.1

Kraft Foods	$37,241	$(96)	$(344)	$(1,070)	$35,731	8.4%	5.1%	1.7pp	1.8pp	1.6pp

2006 Reconciliation

Beverages	$3,088	$(112)	$0	$0	$2,976
Cheese & Foodservice	6,078	(35)	—	—	6,043
Convenient Meals	4,863	(75)	—	—	4,788
Grocery	2,731	(8)	—	—	2,723
Snacks & Cereals	6,358	(139)	—	—	6,219

North America	$23,118	$(369)	$0	$0	$22,749

European Union	6,672	—	—	—	6,672
Developing Markets	4,566	—	—	—	4,566

Kraft Foods	$34,356	$(369)	$0	$0	$33,987

Schedule 6

Kraft Foods Inc.

Reconciliation of GAAP and Non-GAAP Information

Operating Income

For the Twelve Months Ended December 31,

($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non- GAAP)	As Reported (GAAP)	Excluding Items (Non- GAAP)
2007 Reconciliation

Beverages	$337	$20	$120	$5	$482	64.4%	18.1%
Cheese & Foodservice	621	88	—	—	709	(29.9)%	(28.8)%
Convenient Meals	695	38	—	—	733	(24.0)%	(9.1)%
Grocery	817	78	—	—	895	(11.1)%	(5.8)%
Snacks & Cereals	1,018	33	—	(12)	1,039	22.8%	(1.7)%

North America	$3,488	$257	$120	($7)	$3,858	(7.1)%	(8.5)%

European Union	571	152	10	—	733	4.2%	1.8%
Developing Markets	491	50	—	(8)	533	18.0%	4.7%
Corporate Items	(219)	—	—	—	(219)	(11.7)%	(11.7)%

Kraft Foods Operating Income	$4,331	$459	$130	($15)	$4,905	(4.2)%	(6.6)%

2006 Reconciliation

Beverages	$205	$33	$75	$95	$408
Cheese & Foodservice	886	102	—	8	996
Convenient Meals	914	118	—	(226)	806
Grocery	919	30	—	1	950
Snacks & Cereals	829	55	168	5	1,057

North America	$3,753	$338	$243	($117)	$4,217

European Union	548	253	170	(251)	720
Developing Markets	416	82	11	—	509
Corporate Items	(196)	—	—	—	(196)

Kraft Foods Operating Income	$4,521	$673	$424	($368)	$5,250

Schedule 7

Kraft Foods Inc. and Subsidiaries

Condensed Balance Sheets

($ in millions) (Unaudited)

	December 31, 2007	December 31, 2006
Assets
Cash & cash equivalents	$567	$239
Receivables, net	5,197	3,869
Inventory	4,096	3,506
Other current assets	877	640
Property, plant & equipment, net	10,778	9,693
Goodwill	31,193	25,553
Intangible assets, net	12,200	10,177
Other assets	3,085	1,897

Total assets	$67,993	$55,574

Liabilities & Shareholders’ Equity
Short-term borrowings	$7,385	$1,715
Current portion of long-term debt	722	1,418
Due to Altria Group, Inc.	—	607
Accounts payable	4,065	2,602
Other current liabilities	4,914	4,131
Long-term debt	12,902	7,081
Deferred income taxes	4,876	3,930
Other long-term liabilities	5,834	5,535

Total liabilities	40,698	27,019

Total shareholders’ equity	27,295	28,555

Total liabilities & shareholders’ equity	$67,993	$55,574

Kraft Foods Inc.

Reconciliation of GAAP & Non-GAAP Information

Condensed Statements of Earnings

For the Quarters Ended December 31,

(in millions, except per share data) (Unaudited)

	2007						2006
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non-Restructuring	(Gains) / Losses on Divestitures, net	Altria Group, Inc. Interest from Tax Reserve Transfers	Excluding Items (Non- GAAP)	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non-Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non- GAAP)
Net revenues	$10,396	$0	$0	$0	$0	$10,396	$9,371	$0	$0	$0	$9,371
Cost of sales	7,176	(20)	—	—	—	7,156	6,071	(12)	—	—	6,059
Gross profit	3,220	20	—	—	—	3,240	3,300	12	—	—	3,312
Marketing, administration & research costs	2,000	(9)	(10)	—	—	1,981	1,950	(30)	—	—	1,920
Asset impairment and exit costs	104	(104)	—	—	—	—	449	(135)	(314)	—	—
(Gains) / losses on divestitures, net	5	—	—	(5)	—	—	(131)	—	—	131	—
Amortization of intangibles	4	—	—	—	—	4	1	—	—	—	1
General corporate expenses	67	—	—	—	—	67	58	—	—	—	58
Operating income	1,040	133	10	5	—	1,188	973	177	314	(131)	1,333
Interest & other debt expense, net	226	—	—	—	—	226	133	—	—	—	133
Earnings before income taxes	814	133	10	5	—	962	840	177	314	(131)	1,200
Provision for income taxes	229	38	3	4	(1)	273	216	64	108	(30)	358
Effective tax rate	28.1%					28.4%	25.7%				29.8%

Net earnings	$585	$95	$7	$1	$1	$689	$624	$113	$206	$(101)	$842

Earnings per share:
Basic	$0.38	$0.06	$0.00	$0.00	$0.00	$0.45 *	$0.38	$0.07	$0.13	$(0.06)	$0.52
Diluted	$0.38	$0.06	$0.00	$0.00	$0.00	$0.44	$0.38	$0.07	$0.13	$(0.06)	$0.51 *

Average shares outstanding:
Basic	1,532					1,532	1,630				1,630
Diluted	1,552					1,552	1,642				1,642

Gross margin	31.0%					31.2%	35.2%				35.3%
Operating income margin	10.0%					11.4%	10.4%				14.2%

Supplemental Data
Depreciation & Amortization	$224						$237
Capital Expenditures	383						482

*	Does not foot due to rounding.

Kraft Foods Inc.

Reconciliation of GAAP & Non-GAAP Information

Condensed Statements of Earnings

For the Twelve Months Ended December 31,

(in millions, except per share data) (Unaudited)

	2007						2006
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non-Restructuring	(Gains) / Losses on Divestitures, net	Altria Group, Inc. Interest from Tax Reserve Transfers	Excluding Items (Non- GAAP)	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non-Restructuring	(Gains) / Losses on Divestitures, net	Resolution of the Altria Group, Inc. IRS Tax Audit	Excluding Items (Non- GAAP)
Net revenues	$37,241	$0	$0	$0	$0	$37,241	$34,356	$0	$0	$0	$0	$34,356
Cost of sales	24,651	(67)	—	—	—	24,584	21,940	(25)	—	—	—	21,915
Gross profit	12,590	67	—	—	—	12,657	12,416	25	—	—	—	12,441
Marketing, administration & research costs	7,603	(60)	(10)	—	—	7,533	7,065	(70)	—	—	—	6,995
Asset impairment and exit costs	452	(332)	(120)	—	—	—	1,002	(578)	(424)	—	—	—
Gain on redemption of United Biscuits investment	—	—	—	—	—	—	(251)	—	—	251	—	—
(Gains) / losses on divestitures, net	(15)	—	—	15	—	—	(117)	—	—	117	—	—
Amortization of intangibles	13	—	—	—	—	13	7	—	—	—	—	7
General corporate expenses	206	—	—	—	—	206	189	—	—	—	—	189
Operating income	4,331	459	130	(15)	—	4,905	4,521	673	424	(368)	—	5,250
Interest & other debt expense, net	604	—	—	—	77	681	510	—	—	—	46	556
Earnings before income taxes	3,727	459	130	(15)	(77)	4,224	4,011	673	424	(368)	(46)	4,694
Provision for income taxes	1,137	156	71	(18)	(28)	1,318	951	229	140	(189)	359	1,490
Effective tax rate	30.5%					31.2%	23.7%					31.7%
Net earnings	$2,590	$303	59	$3	$(49)	$2,906	$3,060	$444	$284	$(179)	$(405)	$3,204

Earnings per share [1]:
Basic	$1.64	$0.19	$0.04	$0.00	$(0.03)	$1.85 *	$1.86	$0.27	$0.17	$(0.11)	$(0.25)	$1.95 *
Diluted	$1.62	$0.19	$0.04	$0.00	$(0.03)	$1.82	$1.85	$0.27	$0.17	$(0.11)	$(0.24)	$1.94

Average shares outstanding:
Basic	1,575					1,575	1,643					1,643
Diluted	1,594					1,594	1,655					1,655

Gross margin	33.8%					34.0%	36.1%					36.2%
Operating income margin	11.6%					13.2%	13.2%					15.3%

Supplemental Data
Depreciation & Amortization	$886						$891
Capital Expenditures	1,241						1,169

*	Does not foot due to rounding.
1	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.